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ARTICLE VII of the Bylaws is hereby amended by deleting existing ARTICLE VII and replacing it with the following language:

                                  ARTICLE VII

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 7.1. INDEMNIFICATION FOR EXISTING PROCEEDINGS. The Corporation may indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Corporate Functionary (as hereinafter defined) who was made a party to any Existing Proceeding (as hereinafter defined), by reason of the fact that he is or was a director or officer of the Corporation or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Corporate Functionary.

        Section 7.2. PREPAYMENT OF EXPENSES FOR EXISTING PROCEEDINGS. The Corporation may pay the reasonable expenses (including attorneys' fees) incurred by a Corporate Functionary in defending any Existing Proceeding in advance of its final disposition, PROVIDED, HOWEVER, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Existing Proceeding shall be made only upon receipt of a written affirmation by the Corporate Functionary of his good faith belief that he has met the standard of conduct necessary for indemnification under applicable law and a written undertaking by or on behalf of the Corporate Functionary to repay all amounts advanced if it should be ultimately determined that the Corporate Functionary is not entitled to be indemnified under this Article VII or otherwise.

        Section 7.3. RIGHT TO INDEMNIFICATION FOR OTHER PROCEEDINGS. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, a Corporate Functionary who was or is made or is threatened to be made a party or is otherwise involved in any Other Proceeding (as hereinafter defined), by reason of the fact that he is or was a director or officer of the Corporation or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Corporate Functionary. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.5, the Corporation shall be required to indemnify a Corporate Functionary in connection with any Other Proceeding (or any part thereof) commenced by such Corporate Functionary only if the commencement of such Other Proceeding (or part thereof) by the Corporate Functionary was authorized by the Board of Directors.

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        Section 7.4.  PREPAYMENT OF EXPENSES FOR OTHER PROCEEDINGS. The
Corporation shall pay the reasonable expenses (including attorneys' fees) incurred by a Corporate Functionary in defending any Other Proceeding in advance of a final disposition, PROVIDED, HOWEVER, that, to the extent required by law, such payment of expenses in advance of the final disposition of any Other Proceeding shall be made only upon receipt of a written affirmation by the Corporate Functionary of his good faith belief that he has met the standard of conduct necessary for indemnification under applicable law and a written undertaking by or on behalf of the Corporate Functionary to repay all amounts advanced if it should be ultimately determined that the Corporate Functionary is not entitled to be indemnified under this Article VII or otherwise.

        Section 7.5. CLAIMS. If a claim for indemnification or advancement of expenses under Section 7.3 or 7.4, respectively, is not paid in full within sixty (60) days after a written claim therefor by the Corporate Functionary has been received by the Corporation, the Corporate Functionary may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Corporate Functionary is not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 7.6. NONEXCLUSIVITY OF RIGHTS. The rights conferred on any Corporate Functionary by this Article VII shall not be exclusive of any other rights that such Indemnitee may have or hereafter acquire under any statute, provision of the Articles of Incorporation, as amended, these Bylaws, as amended, agreement, vote of shareholders or disinterested directors or otherwise.

        Section 7.7. OTHER SOURCES. The Corporation's obligation, if any, to indemnify or to advance expenses to Corporate Functionary who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Corporate Functionary may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

        Section 7.8. AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Corporate Functionary or other person in respect of any act or omission occurring prior to the time of such repeal or modification.

        Section 7.9.  OTHER INDEMNIFICATION AND PREPAYMENT OF EXPENSES.  This
Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than a Corporate Functionary when and as authorized by appropriate corporate action.

        Section 7.10. INSURANCE. The Corporation may purchase or maintain insurance on behalf of any Corporate Functionary and any other person against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a

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person, whether or not the Corporation would have the power to indemnify against the liability under this Article VII.

        Section 7.11.   DEFINITIONS.

                (a) Corporate Functionary means any person who is or was a director or officer of the Corporation or while a director or officer of the Company, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, or non-profit entity, including service with respect to employee benefit plans.

                (b) Existing Proceeding means any action, suit or proceeding, whether civil or criminal, administrative or investigative, that was filed, and in which legal process was served, on a Corporate Functionary on or before March 29, 2001. Any action, suit or proceeding, whether civil, criminal, administrative or investigative, that is filed after March 29, 2001 against a Corporate Functionary who is a party to an Existing Proceeding and arises out of, is based upon, is attributable to the Existing Proceeding or alleges or derives from the same or essentially the same facts or circumstances as alleged in the Existing Proceeding shall be considered an Existing Proceeding.

                (c) Other Proceeding means any action suit or proceeding, whether civil, criminal, administrative or investigative, other than an Existing Proceeding.

        Section 12.  SEVERABILITY OF PROVISIONS.  If any provision of this
Article VII is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Article VII shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Article VII, and the remaining provisions of this Article VII shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Article VII. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Article VII a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.


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